Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

ANNOUNCES NEW MEMBER OF THE BOARD OF DIRECTORS

Mary Margaret Kastelberg will join the Boards of Directors of Village Bank and Trust Financial Corp. and its wholly owned subsidiary, Village Bank, effective October 1, 2020.

Mary Margaret Kastelberg

Mrs. Kastelberg is Director of Investment Research at Alpha Wealth Advisors, LLC, a full-service independent financial advisory firm. Alpha Wealth partners with individuals, families and small businesses to help them grow and to articulate and achieve their long term financial objectives. Mrs. Kastelberg has lived in the Richmond community for her entire life. With more than 35 years of small business and financial experience, Mrs. Kastelberg will bring a unique perspective to the Board. Her background in managing small businesses, mortgage securitizations, and in mergers and acquisitions will be of value in supporting Village Bank as it continues to grow and achieve its strategic goals.

Mrs. Kastelberg serves as a board member and former Chair of Commonwealth Catholic Charities and as Secretary of the Board for Benedictine Education Foundation. She is a past board member of Western Wildcats Youth Football Association. She is FINRA registered with Series 7 (General Securities Representative), 63 (Uniform Securities Agent State Law Examinations), and 65 (Uniform Investment Adviser Law Examination) licenses. Mrs. Kastelberg graduated from Princeton University with a BA degree in Politics and earned a Masters in Business Administration from the University of Virginia’s Colgate Darden School.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has nine branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and CFO at 804-897-3900 or dkaloski@villagebank.com.

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